Exhibit 10.21
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
OIL STATES INTERNATIONAL, INC.
Non-employee directors of Oil States International, Inc. receive the following compensation:
▪	Annual retainer of $30,000 for board membership, paid quarterly in arrears

▪	Annual retainer of $15,000 for service as the Audit Committee Chairperson, paid quarterly in arrears

▪	Annual retainer of $10,000 for service as the Compensation or Nominating and Corporate Governance Committee Chairperson, payable quarterly in arrears

▪	Annual retainer of $7,500 for service as a member of the Audit Committee, other than the Chairperson, payable quarterly in arrears

▪	Annual retainer of $5,000 for service as a member of the Compensation or Nominating and Corporate Governance Committee, other than the Chairperson, payable quarterly in arrears

▪	Meeting fees
o	$1,500 for each Board meeting attended

o	$1,500 for each Committee meeting attended
▪	Reimbursement for expenses incurred in attending meetings

▪	Participation in the Company’s 2001 Equity Participation Plan

▪	Participation in the Company’s Deferred Compensation Plan
Under current guidelines, newly elected directors receive restricted stock awards of our common stock valued at $75,000 upon their initial election to the Board of Directors. Directors receive additional restricted stock awards of our common stock valued at $75,000 at each annual meeting after which they continue to serve. These restricted stock awards are granted under the 2001 Equity Participation Plan and vest at the next Annual Meeting of the Company’s Shareholders. In the event of a change in control, the restricted stock awards vest in accordance with the terms of the grant agreements. Directors who participate in the Company’s nonqualified deferred compensation plan are permitted to defer all or a part of their cash compensation from the Company until the termination of their status as a director.